SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2010 (December 30, 2009)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e) On December 30, 2009 (the “Agreement Date”), Ambac Financial Group, Inc. (“Ambac”) entered into an agreement and general release (the “Agreement”) with Robert G. Shoback, a Senior Managing Director of Ambac and Ambac Assurance Corporation (“AAC”). Under the terms of the Agreement, Mr. Shoback resigned on December 31, 2009 (the “Resignation Date”). Mr. Shoback received his regular salary and benefits through the Resignation Date. Mr. Shoback reported to Ambac’s CEO through the Resignation Date, providing support and consultation as requested by the CEO as Ambac transitioned his responsibilities. Mr. Shoback is eligible to participate in all medical, dental and prescription drug programs as an Ambac full-time employee through June 30, 2010. The Agreement provides for Mr. Shoback to be paid a severance payment in the amount of $212,000 within ten days after the Resignation Date and his signing of the Release (as defined below). Ambac also will pay up to a total of $25,000 for legal expenses and outplacement services. Mr. Shoback will not be eligible for a bonus for 2009.

In consideration for the severance payment, Mr. Shoback agreed to the following: (i) not to divulge any confidential information he obtained while he was Ambac’s employee, except as may be necessary in the good faith performance of Mr. Shoback’s duties at Ambac; (ii) not to solicit the business of, or encourage or assist any other party in competition with Ambac to solicit, any customer or account of Ambac in connection with any business activities of Ambac from the Agreement Date through the six-month anniversary of the Resignation Date; and (iii) to execute a Waiver and General Release Agreement (the “Release”), by which on the Resignation Date he will release Ambac from all potential liability for claims arising out of his employment with Ambac. The Agreement provides that if Mr. Shoback breaches the terms set forth in (ii) above or fails to execute the Release (or revokes it), Ambac shall cease to have to make any payments under the Agreement and shall be entitled to require Mr. Shoback to return all payments made pursuant to the Agreement including, but not limited to, the severance payment and payment for legal expenses and outplacement services. If (A) the Wisconsin Office of the Commissioner of Insurance (i) appoints a custodian, trustee, agent or receiver for AAC or (ii) authorizes the taking of possession by a custodian, trustee, agent or receiver of AAC, or (B) Ambac abandons efforts to recapitalize and launch Everspan Financial Guarantee Corporation, the terms set forth in (ii) shall no longer apply.

Mr. Shoback also agreed that for a period of 12 months after the Resignation Date, he will make himself reasonably available to Ambac and provide information to Ambac or its representatives in connection with any matters relating to the business or affairs of Ambac, and any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation or other proceeding related to the business of Ambac during his term as an officer of Ambac. Ambac would reimburse Mr. Shoback for any lost wages and/or reasonable out-of-pocket expenses incurred in connection with the provision of these services.

Ambac and Mr. Shoback each agreed that they would refrain from making, directly or indirectly, now or at any time in the future: (i) any defamatory or product disparaging comment concerning the other or, in Mr. Shoback’s case, any of Ambac’s current or former directors, officers or employees, or (ii) any other comment that could reasonably be expected to be detrimental to Mr. Shoback or Ambac’s business or financial prospects or reputation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)
Dated: January 5, 2010

	By:	/S/ ANNE GILL KELLY
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel